Exhibit 10.1

January 19, 2018

David E. Riggs

733 Chicago Avenue

Unit 514

Evanston, IL 60202

Re:                             Separation Agreement

Dear David:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Eagle Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.                                      Separation.  Your last day of work with the Company and your employment termination date was November 30, 2017 (the “Separation Date”).

2.                                      Accrued Salary and Vacation.  On the next regular payroll date following the Separation Date, the Company paid you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You received these payments regardless of whether or not you sign this Agreement.

3.                                      Severance Benefits.  In lieu of any severance that you may have previously been eligible for upon a termination of your employment under your offer letter dated November 7, 2013 (the “Offer Letter”) or the Officer Severance Benefit Plan Participation Agreement dated April 29, 2016 (the “Severance Plan”), if you execute and do not revoke this Agreement, then the Company will provide you with the following “Severance Benefits:”

a.              The Company will extend the exercise period of your Options (as defined below) in accordance with Section 5 below.

b.              If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following the Separation Date, and provided you timely execute and return this fully signed and dated Agreement to the Company, allow it to become effective, and comply fully with your obligations hereunder, then the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the Company’s portion of your COBRA premiums until the earliest of (A) six (6) months after the Separation Date (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2)  of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section 3(c), in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period.  If you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

4.                                      Benefit Plans.  If you were participating in the Company’s group health insurance plans, your participation as an employee ended on the last day of the month following the month in which the employment termination occurred. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain portions to be paid by the Company in accordance with Section 3(b) above.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in all Company-provided insurance plans, including Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance ceased as of the Separation Date; however, you had the opportunity to elect to convert your Life Insurance by contacting HR on or before the last day of the month.

Deductions for the 401(k) Plan ended with your last regular paycheck.  You have received information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You have the right to continue your current Health Care Spending Account if you are participating in this program.  Reach out to Human Resources for the information concerning how to continue this benefit.  Dependent Care Spending Accounts cannot be continued.  Your last full Spending Account payroll deductions will be processed in the November 20th - December 3rd pay period.  If you have a Flexible Spending Account (FSA), it will be closed as of the Separation Date. You will be able to submit bills for reimbursement to your FSA for 90 days from the Separation Date but only for costs incurred before the Separation Date.

5.                                      Stock Options.  As more fully set forth on Exhibit A, you were granted six separate options to purchase shares of the Company’s common stock totaling 236,875 shares post-split (the “Options”) pursuant to the Company’s 2007 Incentive Compensation Plan, as amended (the “2007 Plan”), or the Company’s 2014 Equity Incentive Plan (the “2014 Plan”).  The 2007 Plan and the 2014 Plan will together be referred to as the “Plans.”  Of that granted amount, Options to purchase 137,954 shares of the Company’s common stock have vested and are exercisable and were unexercised as of the Separation Date. Notwithstanding anything to the contrary in the Plans, the option grant notices, and the stock option agreements entered into by you and the Company and any other documents between you and the Company setting forth the terms of your Options (the “Option Documents”), if you execute and do not revoke this Agreement in accordance with Section 3 herein, your Options will be amended such that, unless an Option is terminated earlier in accordance with the terms of the Option Documents, such Options may be exercised, to the extent it was vested and exercisable as of your Separation Date, following the termination of your employment for a period equal to twenty-one (21) months plus the applicable post-termination exercise period set forth in the applicable Option Documents (i.e. a total of 24 months from the Separation Date), but in no event later than the expiration date set forth in the applicable Option Documents (or the day before the tenth (10th) anniversary of applicable date of grant of an Option, if earlier.  You and the Company hereby consent to the modification and amendment of the terms governing your Options and the Option Documents to conform to the provisions of this Agreement, with such modification to occur within thirty (30) days of your execution of the Agreement.  Except as modified by this Agreement and such amendment, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the applicable Option Documents.

6.                                      Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7.                                      Expense Reimbursements.  If you have been issued any Company credit or calling cards, the Company canceled these card(s) effective the Separation Date.  You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.                                      Return of Company Property.  You represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

9.                                      Proprietary Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under your previously executed Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  If you have any doubts as to the scope of the restrictions in your agreement, you should contact the Company’s Legal Department immediately to assess your compliance.  As you know, the Company will enforce its contract rights.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed

(A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

10.                               Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11.                               Non-Disparagement.  Both you and the Company agree not to disparage the other party, and the other party’s affiliates, officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.                               Release.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•                                          has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•                                          has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Law on Equal Pay; the New Jersey Political Activities of Employees Law; the New Jersey Genetic Testing Law; the New Jersey Family Leave Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•                                          has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the

Company or within the course and scope of your role as an officer of the Company.  Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

13.                               Your Acknowledgments and Affirmations/ Effective Date of Agreement.  You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended.  You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given more than twenty-one (21) days to consider this Agreement which you originally received on November 28, 2017 and you specifically agree that negotiated changes to this Agreement, whether or not material, do not extend the 21-day Consideration Period, despite that the Company voluntarily extended your Consideration Period until January 30, 2018; (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

14.                               No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

15.                               Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10, and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

16.                               Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey as applied to contracts made and to be performed entirely within New Jersey.

[Signatures to follow on next page]

If this Agreement is acceptable to you, please sign below and return the original to me on or before January 30, 2018, which you acknowledge you originally received on November 28, 2017.

I wish you good luck in your future endeavors.

Sincerely,

EAGLE PHARMACEUTICALS, INC.

By:	/s/ John LaRocca
JOHN W. LAROCCA, GENERAL COUNSEL

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

AGREED TO AND ACCEPTED:

/s/ David E. Riggs	1/24/2018
David E. Riggs	Date

Exhibit A — Calculation of Option Grants

[Signature page to Eagle Pharmaceuticals, Inc. – David E. Riggs Separation Agreement]